News Release Dated November 17, 2006	Exhibit 99.1

News from UTi
Contacts:

Lawrence R. Samuels Senior Vice President, Chief Financial Officer UTi Worldwide Inc. 310.604.3311	Angie Yang/Laurie Berman PondelWilkinson Inc. 310.279.5980 investor@pondel.com
UTi WORLDWIDE ACQUIRES THE SPAN INTERNATIONAL GROUP OF COMPANIES
— Acquisition Enhances UTi’s Value-Added Supply Chain Management Capabilities —
Rancho Dominguez, California — November 17, 2006 — UTi Worldwide Inc. (NASDAQ:UTIW) today announced the acquisition of Span America Holding Company, Inc. and Span Manufacturing Limited (together, the “Span International Group of Companies” or “Span”), a value-added provider of integrated and customized supply chain management solutions, primarily in North America. The Span International Group of Companies, headquartered in Markham, near Toronto, Ontario, Canada, was previously privately held and will now become part of UTi’s contract logistics team in the Americas. With annual gross and net revenues of approximately $39.1 million and $36.0 million, respectively, for the twelve-month period ended December 31, 2005, the Span International Group of Companies is expected to be accretive to UTi’s net income during the first year. Terms of the transaction were not disclosed.
Founded in 1981 by Binny S. Jind, Span’s president and chief executive officer, Span offers value-added logistics to their wide customer base, representing primarily the electronics, automotive, telecommunications, computer hardware and consumer products verticals. Span’s end-to-end logistics services include vendor managed inventory, material flow integration, pre-delivery inspection, screening and quality containment, component customization, sequencing, repackaging, assembly, testing and after-market support, among others. Span employs approximately 1,000 associates in more than 20 sites in Canada, the United States, Mexico and Hungary.
“The acquisition of Span adds both in-depth technical expertise and scale to our contract logistics operations and thereby further enhances our ability to provide supply chain services to a variety of industries in the Americas,” said William T. Gates, chief executive officer of UTi Integrated Logistics, Inc. “With a history that extends beyond 25 years, Span’s highly talented management team has built a fantastic reputation and corporate culture around its specialized solutions. We are excited that Span will strengthen our capabilities to serve the end-to-end supply chain needs of our clients and welcome the team to the UTi family.”
“We believe the combination of Span’s strategic customer relationships, geographic presence and range of services, when coupled with UTi, provides the basis for market leadership in delivering innovative integrated solutions and maximizing the value we can deliver to our clients,” said Jind. “Our entire team shares UTi’s vision for providing global integrated logistics services to clients around the world, and we look forward to working together toward that vision.”

News Release Dated November 17, 2006	Exhibit 99.1

About UTi Worldwide
UTi Worldwide Inc. is an international, non-asset-based global integrated logistics company providing air and ocean freight forwarding, contract logistics, customs brokerage, distribution, inbound logistics, truckload brokerage and other supply chain management services. The company serves a large and diverse base of global and local companies, including clients operating in industries with unique supply chain requirements such as the pharmaceutical, retail, apparel, chemical, automotive and technology industries. The company seeks to use its global network, proprietary information technology systems, relationships with transportation providers and expertise in outsourced logistics services to deliver competitive advantage to each of its clients’ global supply chains.
Safe Harbor Statement
Certain statements in this news release may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The company intends that all such statements be subject to the “safe-harbor” provisions contained in those sections. Such statements may include, but are not limited to, the company’s discussion of its objectives for and expectations of the acquisition of the Span International Group of Companies. Many important factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements, including integration risks associated with acquisitions, the ability to retain customers and management of acquisition targets, a challenging operating environment; increased competition; the impact of higher fuel costs; the effects of changes in foreign exchange rates; changes in the company’s effective tax rates; industry consolidation making it more difficult to compete against larger companies; general economic, political and market conditions, including those in Africa, Asia and Europe; risks of international operations; work stoppages or slowdowns or other material interruptions in transportation services; risks of international operations; the success and effects of new strategies; disruptions caused by epidemics, conflicts, wars and terrorism; and the other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. Although UTi believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by UTi or any other person that UTi’s objectives or plans will be achieved. The historical results achieved by the company are not necessarily indicative of its future prospects. UTi undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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